Exhibit 99.1


                  X-Rite Reports Record First Quarter Net Sales
                           and Improved Profitability


    GRANDVILLE, Mich.--(BUSINESS WIRE)--April 20, 2006--X-Rite,
Incorporated (NASDAQ:XRIT) today announced its financial results for the first quarter ended April 1, 2006.

    First Quarter Highlights:

    -- Record first quarter net sales of $30.0 million, compared to $27.6 million in the first quarter of 2005

    -- Company continues commitment to new product strategy with the successful launch of new plate reader technology, Plate Scope, at IPEX trade show

    -- Gross margins increased to 64.8 percent in the first quarter versus 63.4 percent in the first quarter of 2005

    -- Company adopts new accounting for stock options and equity awards under SFAS No. 123(R) resulting in a charge of $.2 million in Q1 2006

    --  Purchase of new corporate headquarters site for approximately
        $13.5 million

    -- Company launches tender offer for acquisition of Amazys and begins in-depth integration planning

    The Company reported record first quarter 2006 net sales of $30.0 million, an 8.7 percent increase from the first quarter of last year. Due to the strengthening dollar, foreign currency translation had an unfavorable impact on sales in the first quarter of 2006. Net sales, excluding the impact of foreign currency translation, increased 10.9 percent in the first quarter versus the prior year quarter.
    "Our revenue growth was driven by strong performances in virtually all of our categories and geographies. The Asia-Pacific region posted impressive growth of 49.4 percent while North America and Latin America achieved expected growth levels of 7.9 percent and 15.2 percent, respectively, in the first quarter versus last year," stated Michael C. Ferrara, Chief Executive Officer of X-Rite. "Further, each of our categories achieved positive growth levels for the first quarter. The Graphic Arts group revenue grew 13.8 percent, Retail increased by 10.0 percent and the Industrial business grew 0.4 percent over first quarter 2005 levels."
    Ferrara continued, "We are pleased that our revenue growth has returned to targeted levels and each of our geographies and categories performed well in the first quarter. Our commitment to new product development remains steadfast. This is exemplified by the successful launch of Intellitrax in late 2005, which led to an increase in scanning system sales of over 105 percent in the first quarter versus the prior-year quarter. Further, our new imaging products are also taking hold in the market place with the DTP-70 and Pulse achieving growth in excess of 200 percent and 8 percent, respectively in comparison with the first quarter of 2005."
    Gross margins were 64.8 percent compared to 63.4 percent in the first quarter of 2005. Operating income was $.2 million versus $.3 million in the first quarter of 2005. The reduction was due to the change in accounting for stock options and $.6 million of integration planning costs related to the Amazys acquisition as noted below. The Company reported net income in the first quarter of 2006 of $.2 million, or 1 cent per diluted share, versus a net loss of $.3 million, or 1 cent per diluted share, in the first quarter of 2005.
    "During the first quarter gross margins increased through a combination of changes in our product mix, enhanced absorption of overhead due to volume increases and a refund claim of certain VAT taxes," stated Mary E. Chowning, Chief Financial Officer. "Our total operating expenses increased by $2.0 million over the first quarter of 2005 due to planned investments in engineering and R&D of $1.0 million, integration planning expenses related to the planned Amazys acquisition of $0.6 million, variable sales expenses related to volume increases of $0.3 million and the expensing of stock option and equity awards of $0.2 million."
    Chowning continued, "We remain committed to technology development and innovation as evidenced by an increased investment in these areas. At the same time, we remain focused on controlling all other operating costs in our business. Our operating income, excluding the SFAS No. 123(R) and Amazys integration planning costs of $0.8 million, increased approximately 280 percent to $1.0 million versus $0.3 million in the first quarter of 2006. As part of the Amazys / X-Rite integration, we have the opportunity to recognize significant cost reduction synergies including $16 million of annual operating expense savings by the end of year three. Our total targeted synergies from the combined business are expected to be $25 million annually and will be fully implemented by the end of the third year following the close of the deal."

    Amazys Acquisition Update

    X-Rite launched the formal tender offer for all Amazys shares on March 24, 2006. The consideration offered for each Amazys share in the tender offer is cash of 77 CHF plus 2.11 shares of X-Rite common stock. X-Rite has filed a Form S-4 Registration Statement with the SEC for the shares to be issued in connection with this transaction and a preliminary proxy statement with the SEC for purposes of an X-Rite shareholder vote authorizing the issuance of the shares in connection with this transaction. The original expiration date of the offer period is April 24, 2006 and we plan to extend the offer period to May 23, 2006. We are extending the tender offer in order for the SEC to complete its review of the Registration Statement on Form S-4 relating to the tender offer. The SEC has expressed concerns that some Amazys shareholders have tendered shares under the tender offer before the Registration Statement on Form S-4 becomes effective with the U.S. Securities and Exchange Commission. We are in discussions regarding a satisfactory resolution of this issue with the SEC and the Swiss Takeover Board. While we are resolving this issue, we anticipate that Amazys shareholders will not tender their shares in the tender offer. The acquisition is expected to close in the summer of 2006.
    "We have invested considerable global resources during the first quarter in preparation for our pending acquisition of Amazys. This will serve us well as we ready the company to move forward with one of the most unique business combinations that our market space has witnessed," stated Ferrara. "The combination of X-Rite and Amazys will provide or offer one of the deepest management teams and one of the strongest product sets, and bring our cultures of innovation together."

    Outlook

    The Company will provide annual revenue growth and cost synergy target milestones for the combined enterprise following the closing of the proposed transaction with Amazys.

    Conference Call

    The Company will conduct a live audio webcast discussing its first quarter 2006 results on Thursday, April 20, 2006 at 11:00 a.m. EST. The call will be co-hosted by Michael C. Ferrara, the Company's Chief Executive Officer and Mary E. Chowning, its Chief Financial Officer. To access this web cast, as well as all future web casts, use the X-Rite corporate website at www.x-rite.com. Select the Investor Relations page and click on the conference call link for the web cast. In addition, an archived version of the web cast conference call will be available on X-Rite's website shortly after the live broadcast.

    About X-Rite

    X-Rite is a leading provider of color measurement solutions comprised of hardware, software and services for the verification and communication of color data. The Company serves a broad range of industries, including graphic arts, digital imaging, industrial and retail color matching, and medical. X-Rite is global, with 20 offices throughout Europe, Asia, and the Americas, serving customers in over 100 countries.

    Forward-Looking Statements and Disclaimer

    This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements, due to a variety of factors, some of which may be beyond the control of the Company. Factors that could cause such differences include the Company's ability to sustain increased sales, improve operations and realize cost savings, competitive and general economic conditions, ability to access into new markets, acceptance of the Company's products and other risks described in the Company's filings with the U.S. Securities & Exchange Commission ("SEC"). The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or for any other reason.
    This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of Amazys and is not a substitute for the prospectus and proxy statement and other documents that X-Rite has filed or will file with the SEC. X-Rite has filed exchange offer materials and other documents with the SEC, including a preliminary prospectus in a Form S-4 Registration Statement, and has also filed exchange offer materials with the Swiss Takeover Board. The exchange offer materials contain important information, which should be read carefully before any decision is made with respect to the exchange offer. The exchange offer materials and certain other offer documents will be made available to all stockholders of Amazys at no expense to them. The exchange offer materials are and will also be available for free at the SEC's website at www.sec.gov. Amazys stockholders are urged to read the relevant exchange offer documents when they become available, as well as any amendments or supplements to those documents, including the final prospectus relating to the tender offer which will be available after the effectiveness of the Registration Statement, because they contain important information that Amazys stockholders should consider before making any decision regarding tendering their shares.
    In addition, the issuance of X-Rite common stock in connection with the proposed transaction will be submitted to X-Rite shareholders for their consideration, and X-Rite will file with the SEC a definitive proxy statement to be used by X-Rite to solicit its shareholders' approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction. The definitive proxy statement will be sent to the shareholders of X-Rite seeking their approval of the proposed transaction. The proxy statement will also be available for free at the SEC's website (www.sec.gov). Shareholders of X-Rite are urged to read the proxy statement regarding the proposed transaction and any other relevant documents filed with the SEC when they become available, as well as any amendments or supplements to those documents, because they will contain important information.
    X-Rite and its directors, officers and other members of its management and employees also may be soliciting proxies from X-Rite's shareholders in connection with the vote of X-Rite shareholders referenced above. Information regarding those participants will be included in Part III of the Company's Annual Report on Form 10-K for the 2005 fiscal year. Copies of this filing will be available at the SEC's website. Additional information regarding the interests of those participants may be obtained by reading the definitive proxy statement regarding the proposed transaction when it becomes available. Copies of the proxy statement, the registration statement and the SEC filings of X-Rite that will be incorporated by reference in the proxy statement and the registration statement can also be obtained when available, without charge, by directing a request to: Barbara Linderman at blinderman@xrite.com. Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the information contained in this filing.




                  Consolidated Financial Highlights
                (Unaudited - in thousands except EPS)


                        Q1        Q4        Q3        Q2        Q1
                       2006      2005      2005      2005      2005
                     --------- --------- --------- --------- ---------
Net Sales             $30,020   $41,927   $28,432   $32,955   $27,625
Gross Profit           19,438    28,748    18,204    21,513    17,524
Gross Profit Percent     64.8%     68.6%     64.0%     65.3%     63.4%
Selling and
 Marketing              8,926    10,181     8,940     9,033     8,492
R&D and Engineering     4,900     4,112     4,237     4,092     3,875
General and
 Administrative         4,899     4,174     3,987     5,410     4,907
Integration Planning
 Costs                    553         -         -         -         -
Founders' Insurance         -         -         -    (1,154)        -
Operating Income          160    10,281     1,040     4,132       250
Other Income
 (Expense)                223      (403)       54        91       (78)
Write-Down of Other
 Investments                -         -         -       (17)     (315)
Pre-tax Income
 (Loss)                   383     9,878     1,094     4,206      (143)
Net Income (Loss)        $236    $7,481      $922    $2,944     $(295)

Earnings (Loss) Per
 Share
   Basic                $0.01     $0.35     $0.04     $0.14    $(0.01)
   Diluted              $0.01     $0.35     $0.04     $0.14    $(0.01)

Average Shares
 Outstanding
   Basic               21,241    21,218    21,186    21,160    21,036
   Diluted             21,504    21,390    21,430    21,373    21,036

Cash and Investments  $16,930   $21,359   $21,095   $16,950   $12,735
Accounts Receivable    29,164    33,536    23,139    25,789    24,007
Inventory              19,760    17,631    16,849    14,539    15,269
Other Current Assets    5,122     4,107     3,628     7,930     3,895
Noncurrent Assets      85,726    71,002    69,419    69,166    73,940
                     --------- --------- --------- --------- ---------
   Total Assets       156,702   147,635   134,130   134,374   129,846

Current Liabilities    28,343    19,640    13,580    14,662    12,051
Noncurrent
 Liabilities              413       413       413       413       484
                     --------- --------- --------- --------- ---------
   Total Liabilities   28,756    20,053    13,993    15,075    12,535

   Shareholders'
    Equity           $127,946  $127,582  $120,137  $119,299  $117,311

Capital Expenditures  $14,613    $1,541      $482    $1,194    $1,438
Depreciation and
 Amortization          $1,791    $1,558    $1,586    $1,596    $1,478


International Sales      48.8%     42.0%     50.4%     49.5%     50.4%



         Consolidated Financial Highlights, continued
             (Unaudited - in thousands except EPS)


                                          Quarter Ended
                                  -----------------------------
                                    April 1,        April 2,
                                      2006            2005
                                  -------------  --------------
Net Sales                              $30,020         $27,625
Gross Profit                            19,438          17,524
Gross Profit Percent                      64.8%           63.4%

Selling and Marketing                    8,926           8,492
R&D and Engineering                      4,900           3,875
General and Administrative               4,899           4,907
Integration Planning Costs                 553               -
Operating Income                           160             250

Other Income (Expense)                     223             (78)
Write-Down of Other Investments              -            (315)
Pre-Tax Income                             383            (143)

Net Income                                $236           $(295)

Earnings Per Share
  Basic                                  $0.01          $(0.01)
  Diluted                                $0.01          $(0.01)

Average Shares Outstanding
  Basic                                 21,241          21,036
  Diluted                               21,504          21,036




    CONTACT: X-Rite
             Mary E. Chowning, 616-257-2777
             mchowning@xrite.com